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         INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
     DIVIDENDS FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND JUNE 30, 1994
                           (DOLLARS IN THOUSANDS)


                                                  1995             1994
                                              ------------     -----------
                                                      (Unaudited)
Earnings:
Net Income. . . . . . . . . . . . . . . . . .   $  101,091      $  107,984
  Add:
    Provision for income taxes                      63,351          63,840
    Fixed charges . . . . . . . . . . . . . .      281,113         190,077

  Less:
    Capitalized interest  . . . . . . . . . .       27,286          20,738
                                                ----------      ----------
  Earnings as adjusted (A)  . . . . . . . . .   $  418,269      $  341,163

Preferred dividend requirements . . . . . . .   $    6,581      $    3,411
Ratio of income before provision
    for income taxes to net income. . . . . .          163%            159%
                                                -----------     -----------
  Preferred dividend factor on pretax
    basis . . . . . . . . . . . . . . . . . .       10,727           5,423
                                                -----------     -----------

Fixed Charges:
    Interest expense  . . . . . . . . . . . .      253,827         169,339
    Capitalized interest. . . . . . . . . . .       27,286          20,738
                                                -----------     -----------
    Fixed charges as adjusted . . . . . . . .      281,113         190,077
                                                -----------     -----------

Fixed charges and preferred stock
    dividends (B) . . . . . . . . . . . . . .   $  291,840      $  195,500
                                                ==========      ==========

Ratio of earnings to fixed charges
    and preferred stock dividends
    (A) divided by (B)  . . . . . . . . . . .         1.43x           1.75x
                                                ===========     ===========
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